EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-113519 on Form S-8 dated March 11, 2004, Registration Statement 33-61977 on Form S-8 dated August 21, 1995, Registration Statement 33-61979 on Form S-8 dated August 21, 1995, Registration Statement 33-12571 on Form S-8 dated March 11, 1987 and Registration Statement 33-593 on Form S-8 dated October 1, 1985, of our report dated March 11, 2005, with respect to the consolidated balance sheets as of December 31, 2004 and 2003 and the consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years then ended, and the financial statement schedule for 2004 and 2003, of Integral Vision, Inc. and subsidiary included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/S/ Rehmann Robson

Troy, Michigan
March 28, 2005